FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Rutland Square Trust II

Series Number	1
Fund	Fidelity Strategic Advisers Mid Cap Value
Trade Date	June 11, 2009
Settle Date	June 17, 2009
Security Name	Vulcan Materials Co
CUSIP	929160109
Size of Offering	13,225,000
Aggregate Offering Value	$542,225,000
Price	$41
Shares Purchased	100
Transaction Value	$4,100
% of Offering	0.00%
Underwriter Purchased From	Goldman, Sachs & Co.
Underwriting Members: (1)	Goldman, Sachs & Co.
Underwriting Members: (2)	Merrill Lynch & Co.
Underwriting Members: (3)	J.P. Morgan
Underwriting Members: (4)	Wachovia Securities
Underwriting Members: (5)	Morgan Keegan & Company, Inc.
Underwriting Members: (6)	SunTrust Robinson Humphrey
Underwriting Members: (7)	UBS Investment Bank
Underwriting Members: (8)	The Williams Capital Group, L.P.
Underwriting Members: (9)	BB&T Capital Markets
Underwriting Members: (10)	BBVA Securities
Underwriting Members: (11)	Mizuho Securities USA Inc.
Underwriting Members: (12)	ABN AMRO Incorporated
Underwriting Members: (13)	Mitsubishi UFJ Securities